EXHIBIT 99.3

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, Chief Financial Officer
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Orient Paper Comments on Conclusion of Independent Investigation

BAODING, Hebei, China – November 29, 2010, Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today commented on the conclusion and summary results of the independent investigation conducted by the Company's audit committee with the assistance of Loeb & Loeb, LLP ("Loeb"), Deloitte & Touche Financial Advisory Services Limited ("Deloitte"), and other legal and industry expert advisors.

"In January of 2010, our company was visited by representatives of a research firm known as W.A.B. Capital (http://www.growthequities.com), which is owned by Mr. Bill Block. The two representatives of W.A.B. Capital, Mr. Carson Block, who is Mr. Bill Block's son, and Mr. Sean Regan, toured our plant for less than an hour and then offered to publish a positive research report in exchange for a large sum of money and equity compensation. We refused their offer. The next we heard from these gentlemen was on June 28, 2010, when they published a 30 page report under the name of a new firm named Muddy Waters, LLC (“Muddy Waters”), alleging that our company was a fraud and that management had misappropriated investors' money," stated Mr. Zhenyong Liu, Chief Executive Officer of Orient Paper, Inc.

"We said at that time that this report was categorically false and provided extensive documentation to prove this. However, Muddy Waters and their confederates ignored the evidence and continued to publish false and misleading information regarding our company in a reckless manner that appears to have been designed to enrich themselves and other unknown parties while disrupting the orderly trading in our stock," Mr. Liu continued.

"Given the severity of the allegations, our independent board appointed the audit committee to conduct an independent investigation with the assistance of Loeb, Deloitte, and other experts. This investigation has now concluded and determined that there is no evidence to support the allegations made by Muddy Waters that Orient Paper misappropriated funds from investors, no evidence that we overstated our revenues, no evidence that we overstated the number of workers we employed and no evidence that our disclosures regarding our top 10 customers support charges of fraud. Orient Paper has been caused significant damages by the false and irresponsible reports published by Muddy Waters. But we were resolute in following best practices in corporate governance to put this matter finally behind us and provide our shareholders assurance as to the correctness of our actions. Our heart goes out to the hundreds of investors who suffered financial damages as a result of Muddy Waters and other unknown parties. We are now firmly focused on the future and executing our plans to grow our business and build long term value, just as we were on the day Muddy Waters first came to visit us, about ten months ago," concluded Mr. Liu.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 and located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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